Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2019 AND DECLARES QUARTERLY DIVIDEND

Houston, Texas (Wednesday, August 7, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months ended June 30, 2019.

The Company reported net earnings of $6 thousand on revenues of $484.4 million for the second quarter of 2019, compared to net earnings of $3.6 million, or $0.86 per common share, on revenues of $452.4 million for the second quarter of 2018. On an adjusted basis, net earnings were $0.6 million, or $0.13 per common share, for the second quarter of 2019, compared to net earnings of $1.8 million, or $0.42 per common share, for the second quarter of 2018.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Second Quarter 2019 Highlights:

•Gross revenues were approximately $484.4 million for the second quarter of 2019 compared to $452.4 million for the second quarter of 2018
•Adjusted cash flow was $5.0 million for the second quarter of 2019 compared to $4.7 million for the second quarter of 2018
•Cash and cash equivalents increased by approximately 9 percent from December 31, 2018 of $117.1 million to approximately $127.7 million at June 30, 2019
•No short or long term debt as of June 30, 2019
•Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 101,884 barrels per day (“bpd”) of crude oil during the second quarter of 2019, compared to 70,389 bpd of crude oil during the second quarter of 2018
•Approximately 326,716 barrels of crude oil inventory at June 30, 2019 compared to 415,523 barrels at December 31, 2018

“Company gross revenues and adjusted cash flow were both up, compared to the second quarter of 2018, but net earnings were down, reflecting a continuing drag from our Red River acquisition as we confront declining gathered crude oil volumes from our captive customer in the Red River area. Crude oil gathered volumes in our legacy areas are relatively stable and resilient to resource play production swings, which are cushioned by our broad customer base,” said Townes G. Pressler, Executive Chairman.

“Our balance sheet remains solid with $127.7 million in cash at June 30, 2019, and no debt after our two recent acquisitions of Red River Vehicle Holdings in October 2018 and the assets of EH Transport in May 2019, as we continue to pursue our acquisition and organic growth plans.”

“Our safety record continues to be in the top industry leader percentile as we continue to put safety first in all of our operations.”

“During the second quarter of 2019, our Service Transport business unit continued to generate improved financial and operating results as our revenue per mile increased 6 percent from the second quarter of 2018, and increased 2 percent from the first quarter of 2019. We are capitalizing on our acquisition of the assets of EH Transport, by taking advantage of expanded product markets and with new customers,” said Pressler.

“Although we see some softening, customer demand for chemical transport continues strong, allowing us to maintain trucking rates in this segment. Our enhanced recruitment efforts continue to pay off in the hiring and retention of skilled drivers, and our turnover rate has been significantly reduced as we continue to provide dependable, on time, and superior service to our customers at Service Transport. We are on schedule with “stair-casing” the age of our fleet, with the purchase of 51 new tractors and 12 new trailers during the first half of 2019 and commitments to purchase an additional 95 tractors and 54 trailers during 2019,” continued Pressler.

“At GulfMark, our legacy and Red River combined crude oil volumes for the second quarter of 2019 decreased 10 percent from the first quarter of 2019, mainly attributable to decreased production in our Red River market areas. In addition, we have experienced some natural well performance decline in the Gulf Coast.”

“During the remainder of 2019, we will continue our focus on safety first, and remaining in the top tier for all safety statistics. We will be introducing efficiencies in our crude oil marketing transportation division, right sizing the Red River operation, replacing aging tractors and focusing on strategic fleet planning in both business units, and continue company-wide driver recruitment and retention practices to increase our driver count. We will continue to explore synergic growth opportunities in our core businesses, both organically and in the open market,” said Pressler.

Capital Investments and Dividends
During the second quarter of 2019, the Company spent approximately $4.8 million of capital and paid dividends of $1.0 million ($0.24 per common share). The majority of the capital costs relate to the purchase of tractors in our Service Transport subsidiary.

The Company’s Board of Directors also declared a quarterly cash dividend for the second quarter of 2019 in the amount of $0.24 per common share, payable on September 20, 2019 to shareholders of record as of September 6, 2019.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management believes these measures are useful indicators of the financial performance of our business and uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues:
Marketing	$467,040	$438,791	$896,801	$812,429
Transportation	17,393	13,626	32,800	27,244
Total revenues	484,433	452,417	929,601	839,673

Costs and expenses:
Marketing	463,774	431,683	884,315	800,866
Transportation	14,436	11,890	27,537	24,191
General and administrative	2,582	2,284	5,266	4,567
Depreciation and amortization	4,284	2,262	7,873	4,674
Total costs and expenses	485,076	448,119	924,991	834,298

Operating (losses) earnings	(643)	4,298	4,610	5,375

Other income (expense):
Gain on dissolution of investment	75	—	573	—
Interest income	731	498	1,387	885
Interest expense	(117)	(15)	(182)	(34)
Total other income (expense), net	689	483	1,778	851

Earnings before income taxes	46	4,781	6,388	6,226
Income tax provision	(40)	(1,161)	(1,474)	(1,468)

Net earnings	$6	$3,620	$4,914	$4,758

Earnings per share:
Basic net earnings per common share	$—	$0.86	$1.16	$1.13
Diluted net earnings per common share	$—	$0.86	$1.16	$1.13

Dividends per common share	$0.24	$0.22	$0.46	$0.44

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$127,670	$117,066
Restricted cash	4,876	—
Accounts receivable, net of allowance for doubtful accounts	74,499	85,197
Accounts receivable – related party	—	425
Inventory	19,977	22,779
Derivative assets	240	162
Income tax receivable	2,217	2,404
Prepayments and other current assets	1,828	1,557
Total current assets	231,307	229,590

Property and equipment, net	55,555	44,623
Operating lease right-of-use assets	10,093	—
Intangible assets	1,936	—
Cash deposits and other assets	2,873	4,657
Total assets	$301,764	$278,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$116,983	$116,068
Accounts payable – related party	6	29
Derivative liabilities	236	139
Current portion of finance lease obligations	2,116	883
Current portion of operating lease liabilities	2,097	—
Other current liabilities	9,913	6,148
Total current liabilities	131,351	123,267
Other long-term liabilities:
Asset retirement obligations	1,550	1,525
Finance lease obligations	5,473	3,209
Operating lease liabilities	7,999	—
Deferred taxes and other liabilities	5,283	4,271
Total liabilities	151,656	132,272

Commitments and contingencies

Shareholders’ equity	150,108	146,598
Total liabilities and shareholders’ equity	$301,764	$278,870

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	2019	2018
Operating activities:
Net earnings	$4,914	$4,758
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	7,873	4,674
Gains on sales of property	(434)	(446)
Provision for doubtful accounts	(36)	(32)
Stock-based compensation expense	197	3
Deferred income taxes	1,012	(832)
Net change in fair value contracts	19	(3)
Gain on dissolution of AREC	(573)	—
Changes in assets and liabilities:
Accounts receivable	11,812	2,852
Accounts receivable/payable, affiliates	(23)	—
Inventories	2,802	(9,321)
Income tax receivable	187	1,317
Prepayments and other current assets	(271)	67
Accounts payable	1,505	15,634
Accrued liabilities	3,765	2,441
Other	999	125
Net cash provided by operating activities	33,748	21,237

Investing activities:
Property and equipment additions	(13,121)	(2,728)
Asset acquisition	(5,611)	—
Proceeds from property sales	1,287	655
Proceeds from dissolution of AREC	998	—
Insurance and state collateral refunds	774	465
Net cash used in investing activities	(15,673)	(1,608)

Financing activities:
Principal repayments of finance lease obligations	(651)	(167)
Dividends paid on common stock	(1,944)	(1,856)
Net cash used in financing activities	(2,595)	(2,023)

Increase in cash and cash equivalents, including restricted cash	15,480	17,606
Cash and cash equivalents, including restricted cash, at beginning of period	117,066	109,393
Cash and cash equivalents, including restricted cash, at end of period	$132,546	$126,999

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Reconciliation of Adjusted Cash Flow to Net Earnings:
Net earnings	$6	$3,620	$4,914	$4,758
Add (subtract):
Income tax provision	40	1,161	1,474	1,468
Depreciation and amortization	4,284	2,262	7,873	4,674
Gains on sales of property	(256)	(420)	(434)	(446)
Gain on dissolution of AREC	(75)	—	(573)	—
Stock-based compensation expense	74	3	197	3
Inventory liquidation gains	—	(1,923)	(3,510)	(2,475)
Inventory valuation losses	952	—	—	—
Net change in fair value contracts	—	(1)	19	(3)
Adjusted cash flow	$5,025	$4,702	$9,960	$7,979

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Adjusted net earnings and earnings per common share (Non-GAAP):
Net earnings	$6	$3,620	$4,914	$4,758
Add (subtract):
Gain on dissolution of AREC	(75)	—	(573)	—
Gains on sales of property	(256)	(420)	(434)	(446)
Stock-based compensation expense	74	3	197	3
Net change in fair value of contracts	—	(1)	19	(3)
Inventory liquidation gains	—	(1,923)	(3,510)	(2,475)
Inventory valuation losses	952	—	—	—
Tax effect of adjustments to earnings	(146)	492	903	614
Adjusted net earnings	$555	$1,771	$1,516	$2,451

Adjusted earnings per common share	$0.13	$0.42	$0.35	$0.58